Exhibit 5

July 19, 2006

Board of Directors
Family Dollar Stores, Inc.
P. O. Box 1017
Charlotte, North Carolina 28201

Re:  Family Dollar Stores, Inc., 2006 Incentive Plan

Ladies and Gentlemen:

        As General Counsel of Family Dollar Stores, Inc. (the “Company”), I have examined the Company’s Registration Statement on Form S-8, together with the Exhibits thereto, which is proposed to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in order to register an additional 13,000,000 shares of the Company’s Common Stock, par value $.10 per share, which may be sold pursuant to the Company’s 2006 Incentive Plan (the “Plan”). The Stockholders of the Company approved the Plan at the Annual Meeting of Stockholders on January 19, 2006.

        I am of the opinion that the additional 13,000,000 shares of Common Stock reserved for issuance upon the exercise of awards granted or to be granted pursuant to the Plan are duly authorized and, when issued pursuant to the grant or exercise of such awards in accordance with the terms of the Plan and for a consideration not less than the par value of the Common Stock, will be validly issued, fully paid and non-assessable.

        I hereby consent to the filing of this opinion as an Exhibit to the above-mentioned Registration Statement.

Very truly yours,

/s/ Janet G. Kelley
Janet G. Kelley Senior Vice President, General Counsel and Secretary